Exhibit 99.2

Morton’s Restaurant Group, Inc.

Notice of Redemption of Series A Convertible Preferred Stock

December 23, 2011

To: Holders of Morton’s Restaurant Group, Inc., Series A Convertible Preferred Stock (CUSIP 619430 200)

NOTICE IS HEREBY GIVEN that Morton’s Restaurant Group, Inc. (the “Company”) has elected to exercise its right under Section 6 of the Certificate of Designation of the Series A Convertible Preferred Stock, dated as of February 24, 2010, (the “Certificate of Designation”) to redeem all of the outstanding Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company. The terms of the redemption are summarized below.

1. The redemption date shall be January 23, 2012 (the “Redemption Date”).

2. The Series A Preferred Stock is being redeemed at a redemption price of $5.00 per share in cash, without interest (the “Redemption Price”).

3. The total number of Series A Preferred Stock to be redeemed by the Company pursuant to Section 6 of the Certificate of Designation is 1,200,000, representing all of the issued and outstanding shares of the Series A Preferred Stock.

4. On the Redemption Date, all of the shares of Series A Preferred Stock will be redeemed and American Stock Transfer & Trust Company, LLC, the redemption and paying agent (the “Agent”) for the Series A Preferred Stock, will make payment of the Redemption Price, less any applicable tax withholding as may be required by law, for all outstanding shares of Series A Preferred Stock.

5. In order to receive payment for your Series A Preferred Stock, you should send by overnight mail or deliver by hand your certificate(s), if any, to the Agent on or prior to the Redemption Date at one of the addresses set forth below. If you own your shares through a broker, bank or other nominee, you will receive instructions from your broker, bank or nominee and need not take any action at this time.

By Mail	By Hand or Overnight Courier
American Stock Transfer & Trust Company, LLC Attn: Corporate Actions Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company, LLC Attn: Corporate Actions Department 6201 15th Avenue Brooklyn, NY 11219

6. The Series A Preferred Stock will be canceled on the stock records of the Company as of the Redemption Date and, thereafter, you will have no rights as a stockholder of the Company, other than the right to receive payment in the amount of the Redemption Price.

All inquires with respect to the redemption of the Series A Preferred Stock should be made directly to American Stock Transfer & Trust Company, LLC at the address above or by telephone (877) 248-6417 (toll free) or (718) 921-8317.

Morton’s Restaurant Group, Inc.

By:	/s/Ronald M. DiNella
Name:	Ronald M. DiNella
Title:	Senior Vice President, Chief Financial Officer and Treasurer